EXHIBIT 21
SUBSIDIARIES OF CONEXANT SYSTEMS, INC.

State or Other Jurisdiction of
Subsidiary	Incorporation or Organization
Amphion Semiconductor, Ltd.	Northern Ireland
Amphion Semiconductor, Inc.	California
Brooktree Broadband Holding, Inc.	Delaware
Conexant Broadband Communications (Shanghai) Co., Ltd.	People’s Republic of China
Conexant Broadband (Shenzhen) Co., Ltd.	People’s Republic of China
Conexant Digital TV (Chengdu) Co., Ltd.	People’s Republic of China
Conexant Foreign Sales Corporation	Barbados
Conexant, Inc.	Delaware
Conexant Korea Ltd.	Korea
Conexant Mauritius Ltd.	Mauritius
Conexant Systems Asia Pacific Limited	Hong Kong, People’s Republic of China
Conexant Systems France S.A.S.	France
Conexant Systems Germany G.m.b.H.	Germany
Conexant Systems Holdings Limited	United Kingdom
Conexant Systems Iceland Ltd.	Iceland
Conexant Systems Private Limited	India
Conexant Systems Israel (1996) Ltd.	Israel
Conexant Systems (Japan) Company Ltd.	Japan
Conexant Systems Netherlands BV	Netherlands
Conexant Systems Singapore Pte. Limited	Singapore
Conexant Systems (Taiwan) Co., Ltd.	Taiwan
Conexant Systems UK Limited	United Kingdom
Conexant Systems Worldwide, Inc.	Delaware
Conexant USA LLC	Delaware
Ficon Technology, Inc.	New Jersey
Netplane Systems International, LLC	Delaware
Virata Israel, Ltd.	Israel